Exhibit 4.2

[FORM OF FIXED RATE SECURITY]

INTEREST PAYMENTS ON THIS SECURITY GENERALLY WILL BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH MIZUHO FINANCIAL GROUP, INC. AS DESCRIBED IN ARTICLE 6, PARAGRAPH (4) OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE COMPANY”), (II) A JAPANESE DESIGNATED FINANCIAL INSTITUTION DESCRIBED IN ARTICLE 6, PARAGRAPH (11) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH (6) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION NOT DESCRIBED IN THE PRECEDING PARAGRAPH, OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE COMPANY WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% OF THE AMOUNT OF SUCH INTEREST.

MIZUHO FINANCIAL GROUP, INC.

GLOBAL SECURITY

[                ]% Subordinated Notes Due [                ]

No. [ ]	CUSIP No.: [ ]
ISIN No.: [ ]
Common Code: [ ]
$[ ]

MIZUHO FINANCIAL GROUP, INC., a joint stock company (kabushiki kaisha) organized under the laws of Japan (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $[    ] (the “Principal”) on [    ], 20[    ] and to pay interest thereon from and including [    ], 20[    ] or from and including the most recent interest payment date to which interest has been paid or duly provided for, [semi-annually / quarterly] in arrears on [    ] and [    ] of each year (each, an “Interest Payment Date”), commencing [    ], 20[    ] at the rate per annum equal to [    ]% until the principal hereof is paid or made available for payment, all subject to and in accordance with the terms of the Indenture referred to herein.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as at 5:00 p.m. (New York time) on the fifth Business Day immediately preceding such Interest Payment Date. If and to the extent the Company shall default in the payment of the interest due on such Interest Payment Date, such defaulted interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date, which shall not be less than five Business Days prior to the payment of such defaulted interest, established by notice given by mail by or on behalf of the Company to the Holder of this Security not less than fifteen days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If any payment is due on the Securities on a day that is not a Business Day, payment will be made on the day that is the next succeeding Business Day. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding day that is a Business Day.

As used herein, the term “Business Day” means a day which is not a day on which banking institutions in The City of New York or Tokyo are authorized by law or regulation to close.

The principal of, and interest and Additional Amounts on, the Securities will be payable in U.S. dollars. The Company will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Company will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depository, and registered in the name of Cede & Co., a nominee of DTC. As Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred to herein.

The Securities constitute direct, unsecured, unconditional and subordinated obligations of the Company and shall at all times rank equally and pari passu and without preference among themselves and at least equally and ratably with all other present and future unsecured, unconditional and dated subordinated obligations of the Company (including obligations in respect of dated subordinated guarantees provided by the Company) and in priority to the rights and claims of holders of all present and future unsecured, undated, conditional and subordinated obligations of the Company (including those in respect of perpetual subordinated notes issued by the Company), and holders of all classes of equity (including holders of preference shares (if any)) of the Company, subject to a Viability Write-Down (as defined on the reverse of this Security). The Securities are not redeemable prior to maturity, except as set forth on the reverse of this Security and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized signatory.

MIZUHO FINANCIAL GROUP, INC.

By:
Name: [ ]
Title: [ ]

Certificate of Authentication

This is one of the series designated herein and referred to in the within-mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name: [ ]
Title: [ ]

REVERSE OF SECURITY

MIZUHO FINANCIAL GROUP, INC.

[                ]% Subordinated Notes Due [    ]

This Security is one of a duly authorized issue of unsecured and subordinated debentures, notes or other evidences of indebtedness of Mizuho Financial Group, Inc., a joint stock company organized under the laws of Japan (herein called the “Company”, which term includes any successor person under the Indenture hereinafter referred) designated as its [                ]% Subordinated Notes due [                ], 20[    ] (herein called the “Securities”), issued under and pursuant to a Subordinated Indenture dated as of September 13, 2021 (hereinafter called the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Company and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered. The Securities are subject to all such terms as set forth in the Indenture, and Holders are referred to the Indenture for a statement of all such terms.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, stated maturity (if any), interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. Dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made by wire transfer in immediately available funds in U.S. Dollars to a bank account in The City of New York designated by the Holder of this Registered Global Security. Otherwise, if the Securities are in certificated form and the Company acts as its own paying agent, (i) the principal amount of the Securities will be payable by check, drawn on a bank in The City of New York, upon the presentation and surrender of the Securities at any office or agency maintained by the Company for such purpose and (ii) interest on the Securities will be payable by wire transfer or check, drawn on a bank in The City of New York, mailed to the persons in whose names the Securities are registered as of 5:00 p.m. (New York time) on the fifth Business Day immediately preceding the applicable Interest Payment Date (or the subsequent record date in the case of a defaulted interest payment) at the addresses of such persons as shall appear in the Security register of the Company; provided, however, that at the option of a Holder in whose name at least $10,000,000 principal amount of Securities are registered, all payments in respect of the Securities may be received by electronic funds transfer of immediately available funds to a U.S. dollar account maintained by the payee, provided such registered Holder so elects by giving written notice to the Paying Agent designating such account, no later than fifteen days immediately preceding the relevant date for payment (or such other date as the Paying Agent may accept in its discretion).

All payments of principal and interest in respect of the Securities by the Company shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments, levies or governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any political subdivision of, or any authority in, or of, Japan having power to tax (“Japanese Taxes”), unless such withholding or deduction is required by law. In that event, the Company shall pay to the holder of each Security such additional amounts (all such amounts being referred to herein as “Additional Amounts”) as may be necessary so that the net amounts received by it after such withholding or deduction shall equal the respective amounts which would have been receivable in respect of such Security in the absence of such withholding or deduction, provided that, no such Additional Amounts shall be payable in relation to any such withholding or deduction in respect of any payment on the Securities:

(a) to or on behalf of a Securityholder or beneficial owner of a Security who is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Japanese Taxes in respect of such Security by reason of its (1) having some connection with Japan other than the mere holding of such Security, or (2) being a person having a special relationship with the Company as described in Article 6, Paragraph 4 of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957) (the “Special Taxation Measures Act”) (a “Specially-Related Person of the Company”); or

(b) to or on behalf of a Securityholder or beneficial owner of a Security (A) who would be exempt from any such withholding or deduction but who fails to comply with any applicable requirement to provide certification, information, documents or other evidence concerning its nationality, residence, identity or connection with Japan, including any requirement to provide Interest Recipient Information (as defined below) or to submit a Written Application for Tax Exemption (as defined below) to the Company or a Paying Agent, as appropriate, or (B) whose Interest Recipient Information is not duly communicated through the Participant (as defined below) and the relevant International Clearing Organization to a Paying Agent; or

(c) to or on behalf of a Securityholder or beneficial owner of a Security who is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) who complies with the requirement to provide Interest Recipient Information or to submit a Written Application for Tax Exemption and (B) an individual resident of Japan or a Japanese corporation who duly notifies (directly or through the Participant or otherwise) a Paying Agent of its status as not being subject to Japanese Taxes to be withheld or deducted by the Company, by reason of such individual resident of Japan or Japanese corporation receiving interest on the relevant Security through a payment handling agent in Japan appointed by it); or

(d) to or on behalf of a Securityholder or beneficial owner of a Security who presents a Security for payment (where presentation is required) more than 30 days after the Relevant Date (as defined below), except to the extent that such Securityholder or beneficial owner of a Security would have been entitled to such Additional Amounts on presenting the same for payment on any date during such 30-day period; or

(e) to or on behalf of a Securityholder who is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such Additional Amounts had it been the holder of such Security; or

(f) any combination of (a) through (e) above.

Where a Security is held through a participant of a Clearing Organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of a Security is (1) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a Specially-Related Person of the Company or (2) a Japanese financial institution (a “Designated Financial Institution”) falling under certain categories prescribed by Article 6, Paragraph 11 of the Special Taxation Measures Act and the cabinet order thereunder (Cabinet Order No. 43 of 1957), as amended (together with the ministerial ordinance and other regulations thereunder, the “Act”), all in accordance with the Act, such beneficial owner of a Security must, at the time of entrusting a Participant with the custody of the relevant Security, provide certain information prescribed by the Act to enable the Participant to establish that such beneficial owner of a Security is exempted from the requirement for Japanese Taxes to be withheld or deducted (the “Interest Recipient Information”), and advise the Participant if such beneficial owner of a Security ceases to be so exempted including the case where the relevant beneficial owner of the Security who is an individual non-resident of Japan or a non-Japanese corporation becomes a Specially-Related Person of the Company.

Where a Security is not held by a Participant, in order to receive payments free of withholding or deduction by the Company for, or on account of, Japanese Taxes, if the relevant beneficial owner of a Security is (i) an individual non-resident of Japan or a non-Japanese corporation that in either case is not a Specially-Related Person of the Company or (ii) a Designated Financial Institution, all in accordance with the Act, such beneficial owner of a Security must, prior to each date on which it receives interest, submit to the Company or a Paying Agent, as appropriate, a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Written Application for Tax Exemption”) in the form obtainable from the Company or any Paying Agent, as appropriate, stating, among other things, the name and address (and, if applicable, the Japanese individual or corporation ID number) of such beneficial owner of a Security, the title of the Securities, the relevant Interest Payment Date, the amount of interest payable and the fact that such beneficial owner of a Security is qualified to submit the Written Application for Tax Exemption, together with documentary evidence regarding its identity and residence.

As used herein, the “Relevant Date” means the date on which any payment in respect of a Security first becomes due, except that, if the full amount of the moneys payable has not been duly received by the Paying Agent on or prior to such due date, it means the date on which, the full amount of such moneys having been so received, notice to that effect is duly given to the Securityholders in accordance with the Indenture.

The obligation to pay Additional Amounts shall not apply to (i) any estate, inheritance, gift, excise, sales, transfer, personal property or any similar tax, assessment or other governmental charge or (ii) any tax, assessment or other governmental charge that is payable otherwise than by deduction or withholding from payments of principal or interest on the Securities; provided that, except as otherwise set forth in the Securities and the Indenture, the Company shall pay all stamp and other duties, if any, which may be imposed by Japan, the United States or any respective political subdivision or any taxing authority thereof or therein, with respect to the Indenture or as a consequence of the issuance of the Securities.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code, the U.S. Treasury regulations thereunder and any other official guidance thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA, similar legislation under the laws of any other jurisdiction, or any such intergovernmental agreement.

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan (if and to the extent required under the then applicable Japanese banking laws or regulations or the then applicable public ministerial announcements, guidelines or policies of or supervised by, the Financial Services Agency of Japan), be redeemed at the option of the Company in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ prior notice thereof given by the Company, at a redemption price equal to 100% of the principal amount of the Securities then outstanding (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of Japan (or any political subdivision or taxing authority in or of Japan) affecting taxation, or any change in the official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment, or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective on or after [                ], 20[    ], (i) the Company is, or on the next Interest Payment Date would be, required to pay any Additional Amounts to holders of the Securities, or (ii) payment by the Company of interest on the Securities ceases to be treated as being a deductible expense for the purpose of computing the Company’s corporate tax liability by the Japanese tax authorities and, in each of (i) and (ii) above, where the same cannot be avoided by measures reasonably available to the Company; provided that, no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the relevant event would be triggered. Prior to the mailing to holders of Securities of any notice of redemption of the Securities, the Company shall provide an Officer’s Certificate to the Trustee certifying that the requirements for redemption have been met and deliver therewith to the Trustee an opinion of an independent tax counsel or tax consultant of recognized standing, such opinion to be reasonably satisfactory to the Trustee, to the effect that the circumstances referred to above exist. The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders.

The Securities may, subject to the prior confirmation of the Financial Services Agency of Japan (if and to the extent required under the then-applicable Japanese banking laws or regulations or the then applicable public ministerial announcements, guidelines or policies of or supervised by, the Financial Services Agency of Japan), be redeemed at the option of the Company, in whole, but not in part, at any time, upon not less than 30 nor more than 60 days’ prior notice thereof given by the Company, at a redemption price equal to 100% of the principal amount of the Securities then outstanding (together with accrued and unpaid interest to (but excluding) the date fixed for redemption and Additional Amounts, if any), if there is more than an insubstantial risk that the Securities will be fully excluded from the Company’s Tier II capital under applicable standards set forth in the applicable banking regulations, including, without limitation, No. 20 of the Financial Services Agency of Japan Public Ministerial Announcement (kokuji) of 2006, as amended; provided that, no such notice of redemption may be given earlier than 90 days prior to the earliest date on which such event would be triggered. Prior to the mailing to holders of Securities of any notice of redemption of the Securities, the Company shall provide an Officer’s Certificate to the Trustee certifying that the requirements for redemption have been met and deliver to the Trustee a certificate to the effect that such circumstances exist that has been executed by any one Responsible Officer of the Company authorized by the Board or a Representative Executive Officer of the Company to execute such certificate. The Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Securityholders.

Any notice which is mailed in the manner as provided herein shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Failure to give notice by mail, or any defect in the notice, to the Holder of any Security of a series designated for redemption shall not affect the validity of the proceedings for the redemption of any other Security of such series.

Notwithstanding any of the foregoing, the Company may give such notice in any manner permitted or required by DTC.

The rights of the Holders of Securities will be subordinated upon a Subordination Event and, if on or prior to any date on which payment under the Securities becomes due a Subordination Event has occurred, and so long as any such Subordination Event shall continue, any amounts (other than any amounts which shall have become due and payable before such Subordination Event and remain unpaid) due under the Securities will become payable only upon one of the following conditions being fulfilled:

(i) in the case of a Japanese Bankruptcy Event, the total amount of any and all Senior Indebtedness which is listed on the final distribution list of the Company submitted to the court in such bankruptcy proceedings shall have been assured to be paid in full out of the amounts available for distribution in such bankruptcy proceedings (including by way of distributions by deposit of funds in escrow with the competent authority),

(ii) in the case of a Japanese Corporate Reorganization Event, the total amount of any and all Senior Indebtedness which is listed on the reorganization plan of the Company at the time when the court’s approval of such plan becomes final and conclusive shall have been paid in full in such proceedings to the extent that such liabilities shall have been fixed,

(iii) in the case of a Japanese Civil Rehabilitation Event, the total amount of any and all Senior Indebtedness which is listed on the rehabilitation plan of the Company at the time when the court’s approval of such plan becomes final and conclusive shall have been paid in full in such proceedings to the extent that such liabilities shall have been fixed (provided, however, that if the court finally and conclusively (a) approves summary or consent rehabilitation proceedings or the cancellation of the rehabilitation plan, or (b) cancels or discontinues the rehabilitation proceedings, this provision shall not apply, as if the Company had never been subject to a Japanese Civil Rehabilitation Event), or

(iv) in the case of a Foreign Event, conditions equivalent to those set out in (i), (ii) or (iii) above have been fulfilled; provided that, notwithstanding any provision herein to the contrary, if the imposition of any such condition is not allowed under such proceedings, any amount which becomes due under the Securities shall become payable in accordance with the conditions for payment set forth in the Indenture and not subject to such impermissible condition.

Notwithstanding that the Securities are stated to rank equally and ratably with certain dated subordinated obligations and ahead of certain junior securities of the Company as described above, the Securities are subject to a Viability Write-Down, as set forth above.

A Holder of a Security by acceptance of such Security agrees that (i) if any payment of principal of or interest on such Security is made to such Holder of such Security after the occurrence of a Subordination Event and the amount of such payment exceeds the amount, if any, that should have been paid to such Holder upon the proper application of the subordination provisions of the Indenture, the payment of such excess amount shall be deemed null and void and such Holder shall be obliged to return the amount of such excess payment within ten days after receiving notice of the excess payment, and (ii) upon the occurrence of a Subordination Event and for so long as such Subordination Event shall continue, any liabilities of the Company to such Holder under the Securities which would otherwise become so payable on or after the date on which such Subordination Event occurs shall not be set off against any liabilities of such Holder owed to the Company unless, until and only in such amount as the liabilities of the Company under the Securities become payable pursuant to the proper application of the subordination provisions of the Indenture. Each Holder of Securities by his or her acceptance thereof authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination provided in the Indenture and appoints the Trustee his or her attorney-in-fact for any and all such purposes.

As soon as practicable following the occurrence of a Viability Event, the Company shall give notice (the “Viability Notice”) to DTC and the Securityholders via DTC (and send a copy to the Trustee for informational purposes) (a) stating that a Viability Event has occurred and a Viability Write-Down will therefore take place on the Discharge Date and (b) specifying the Discharge Date. Any failure or delay by the Company to provide a Viability Notice shall not change or delay the effect of the Viability Event on its payment obligations on the Securities.

A “Viability Event” will be deemed to have occurred if the Japanese Prime Minister confirms (nintei) that the “specified item 2 measures (tokutei dai nigo sochi),” which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended) or any successor legislation thereto, need to be applied to the Company.

“Discharge Date” means the date to be determined by the Company after discussions with the Financial Services Agency of Japan and any other relevant Japanese governmental organizations and notified to the Securityholders and the Trustee, such date to fall no more than ten Business Days from the date of the Viability Notice.

Notwithstanding anything to the contrary contained herein or in the Indenture, upon the occurrence of a Viability Event, no amounts under the Securities shall thereafter become due, and other than with respect to principal, any Additional Amounts and interest that have become due and payable prior to the Viability Event, (a) the Securityholders shall have no rights whatsoever to take any action or enforce any rights or instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity and/or security provided by any Securityholders in such direction or related to such direction, any direction previously given to the Trustee by any Securityholders shall cease automatically and shall be null and void and of no further effect, (c) no Securityholder may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Company arising under, or in connection with, the Securities and each Securityholder shall, by virtue of its holding of any Securities, be deemed to have waived all such rights of set-off, compensation or retention and (d) no Securityholder will be entitled to make any claim in any bankruptcy, insolvency or liquidation proceedings involving the Company or have any ability to initiate or participate in any such proceedings or do so through a representative.

On the Discharge Date:

(i)

the full principal amount of each Security will be written down to zero, and the Securities will be cancelled and all references to the principal amount of the Securities will be construed accordingly, other than principal that has become due and payable prior to the Viability Event;

(ii)

the Company’s obligations shall remain with respect to (A) any accrued and unpaid interest on or principal of the Securities and (B) any additional amounts, in the case of each of subclauses (A) and (B) of this paragraph (ii), if and only to the extent that such interest or additional amount or principal, as applicable, became due and payable to the Securityholders prior to the relevant Viability Event; and

(iii)

the Securityholders will be deemed to irrevocably waive their right to receive, and no longer have any rights against the Company with respect to, repayment of the principal amount of the Securities written down pursuant to paragraph (i) above, and except as described in paragraph (ii) above, all rights of any Securityholder for payment of any amounts under or in respect of the Securities (including, without limitation, any amounts arising as a result of, or due and payable upon the occurrence of, an Acceleration Event (as defined below)), will become null and void and any Securityholder who has received such payment shall be obliged to return the amount so received immediately to the Company.

The events described in paragraphs (i) through (iii) are referred to as a “Viability Write-Down.”

By the acquisition of the Securities, each Securityholder, to the extent permitted by applicable laws and regulations:

(i)

waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes or abstains from taking, in either case solely in accordance and in connection with the Viability Write-Down;

(ii)

agrees to be bound by and consents to the Viability Write-Down that will result in the cancellation of all of the principal amount of or interest on the Securities (other than payments of principal, any Additional Amounts or interest that has become due and payable prior to the Viability Event); and

(iii)

agrees that upon the occurrence of a Viability Event, (a) the Viability Event does not constitute an event of default under the Indenture, (b) the Trustee shall not be required to take any further directions from the Securityholders under Sections 4.09 and 5.02 of the Indenture, which sections authorize the Securityholders to direct certain actions relating to the Securities and (c) the Indenture shall impose no duties upon the Trustee whatsoever solely with respect to the Viability Write-Down.

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this Registered Global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Company will treat the registered Holder of a Security as the owner of that Security for all purposes, except as described above.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series to be affected (voting as a class). Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $[                    ] and integral multiples of $[                    ] in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed. For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to impair the effectiveness of the subordination provisions or viability write-down provisions set forth in the Indenture or this Security.

This Security shall be governed by and construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

The Company has initially appointed [                    ], as paying agent, transfer agent and registrar with respect to the Securities.

PAYING AGENT, TRANSFER AGENT AND REGISTRAR

[                    ]

15